UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IFAN FINANCIAL, INC.

(Exact name of Registrant as specified in its charter)

Nevada	33-1222494
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5694 Mission Center Road, Suite 602-660,

San Diego, California 92108-4312

(Address of principal executive offices)  (Zip Code)

2014 Equity Compensation Plan

(Full title of the plan)

Incorp Services, Inc.

2360 Corporate Circle, Suite 400

Henderson, Nevada 89074

(Name and address of agent for service)

(702) 866-2500

(Telephone number, including area code, of agent for service)

Copies to:

Dean Law Corp.

601 Union Street, Suite 4200

Seattle, Washington 98101

Tel:  (206) 274-4598   Fax:  (206) 493-2777

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer, “accelerated filer,” “non-accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE

Common Stock $0.001 par value	10,000,000	$0.4755 (1)	$4,755,000.00	$552.53

TOTALS	10,000,000		$4,755,000.00	$552.53

(1)

This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457 under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low sale price per share of Common Stock of IFAN Financial, Inc. listed on the OTC Pink Sheets as of February 3, 2015, a date within five business days prior to the filing of this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The registrant shall deliver or cause to be delivered to each participant in the 2015 Equity Compensation Plan (the “Plan”), all material information regarding the Plan and its operations that will enable participants to make an informed decision regarding investment in the plan.

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1).

 PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 2.  Registrant Information and Employee Plan Annual Information

A copy of any document or part thereof incorporated by reference in Item 3 of this registration statement as well as the Section 10(a) prospectus but not delivered herewith, as well as all other documentation required pursuant to Rule 428(b) will be furnished without charge upon written or oral request.  Requests should be addressed to: IFAN Financial, Inc., 5694 Mission Center Road, Suite 602-660, San Diego, California 92108-4312.  IFAN Financial’s telephone number is (619) 537-9998.

Item 3.  Incorporation of Documents by Reference

The following documents filed with the United States Securities and Exchange Commission (the “SEC”) by IFAN Financial, Inc. (“IFAN Financial”, “we”, “our”, the “Company”), are incorporated herein by reference:

(1)

IFAN Financial’ s latest Annual Report on Form 10-K for the fiscal year ended August 31, 2014, filed on December 16, 2014 and amended on December 17, 2014, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

(2)

All reports of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in subparagraph (1) above; and

(3)

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to filing of a post-effective amendment which indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

None.

Item 6.  Indemnification of Directors and Officers

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of IFAN Financial is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such, is as follows:

•

Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making IFAN Financial responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

We have no directors’ and officers’ liability insurance at this time.  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent where indemnification would be required or permitted.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

Exhibit No	Title
4.1	2015 Equity Compensation Plan
5.1	Opinion of Dean Law Corp. with respect to the legality of the Common Stock being registered hereby.
23.1	Consent of Kyle L. Tingle, CPA, LLC
23.2	Consent of Dean Law Corp. (included in Exhibit 5.1)

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post -effective amendment to this registration statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii)

include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraph is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information require to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of San Diego, State of California, on February 5, 2015.

IFAN FINANCIAL, INC. (Registrant) By: /s/ J. Christopher Mizer J. Christopher Mizer, Director, President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES	TITLE	DATE
/s/ J. Christopher Mizer J. Christopher Mizer	Chief Executive Officer, Director	February 5, 2015
/s/ Steve Scholl Steve Scholl	Chief Financial Officer, Director	February 5, 2015
/s/ Christopher Menya Christopher Menya	Director	February 5, 2015

INDEX TO EXHIBITS

Exhibit No	Title
4.1	2015 Equity Compensation Plan
5.1	Opinion of Dean Law Corp. with respect to the legality of the Common Stock being registered hereby.
23.1	Consent of Kyle L. Tingle, CPA, LLC
23.2	Consent of Dean Law Corp. (included in Exhibit 5.1)